CA ISSUES PRELIMINARY FOURTH QUARTER AND
FISCAL YEAR 2006 RESULTS
o	Delays Release of Final Fourth Quarter Results

o	Announces Restatement of Third Quarter 2006 Results

o	Postpones June 8 Financial Analyst Day
ISLANDIA, N.Y., May 30, 2006 – CA (NYSE:CA), one of the world’s largest management software companies, today said it is delaying its fourth quarter and full fiscal year 2006 earnings report.
The Company attributed the delay to additional work that needs to be completed on sales commission expense and income taxes to finalize its financial results. CA expects to announce final results when it files its Annual Report on Form 10-K.
The Company issued the following preliminary results:
•	Revenue for the fourth quarter of $947 million, in line with the updated guidance of $940 million to $950 million issued on April 25, 2006.

•	Fully-diluted non-GAAP operating earnings per share for the fourth quarter of $0.14, after giving effect to the $0.03 per share favorable impact of the third quarter restatement described below. Without giving effect to the restatement, non-GAAP operating earnings per share would have been below the updated guidance of $0.14 to $0.16. (1)

•	GAAP loss per share for the fourth quarter of $0.07, after giving effect to the $0.03 per share favorable impact of the third quarter restatement, compared to updated guidance of $0.00 to $0.02.

•	Full-year 2006 adjusted non-GAAP cash flow from operations of approximately $1.54 billion, up 16 percent from the prior year, in line with updated guidance. Full-year adjusted non-GAAP cash flow from operations was positively affected by a significant increase in accelerated customer payments in the fourth quarter, as well as by lower tax payments and improved working capital management. (2)

•	Full-year GAAP cash flow from operations of approximately $1.37 billion, in line with updated guidance. This amount was positively impacted by the same factors described above.

•	Billings growth of 5 percent for the full year, in line with updated guidance. This billings growth was due to the favorable impact of sales of acquisition-related products and accelerated customer payments; excluding these two items, billings for fiscal year 2006 would have been slightly down.
The completion of the Company’s year-end closing procedures and the annual audit could result in adjustments to the amounts reported in this release. Therefore, all results reported in this release should be considered preliminary until CA files its Annual Report on Form 10-K for the 2006 fiscal year.
“Clearly we are disappointed that what would have been a solid year was impacted by execution issues relating to commissions, which adversely affected our fourth quarter performance and led to a restatement of our third quarter results,” said John Swainson, CA’s president and CEO. “We are making changes to ensure that these problems do not recur, and are confident going forward that our value proposition of helping customers manage and secure their enterprise IT environments is sound.”
GAAP loss per share for the fourth quarter of $0.07 will come in below previously indicated guidance of earnings of $0.00 to $0.02 partly because sales commission expense was significantly higher than anticipated. The Company estimates that commissions and royalties for the fiscal year will be approximately $387 million, which includes approximately $70 million more in sales commissions than originally expected. This increase in sales commission expense resulted from a new sales commission plan that did not appropriately align commission payments with the Company’s overall performance. The impact of the higher sales commission expense was partially offset through reductions in variable compensation programs, including management bonuses, which are all included in the commissions and royalties line item. Non-GAAP earnings per share of $0.14 will come in at the low end of the Company’s previously disclosed guidance of $0.14 to $0.16. Without giving effect to the restatement described below, non-GAAP earnings per share would have been below the guidance primarily because of the increased sales commission expense as described above.
The Company announced that it will restate its earnings for the third quarter of fiscal 2006 to reflect approximately $26 million of additional commission expense that should have been recorded in the Company’s third fiscal quarter. The restatement will reduce previously reported earnings on a GAAP and non-GAAP basis for the third quarter of fiscal 2006 by approximately $0.03 per share and have an offsetting favorable impact on GAAP and non-GAAP earnings per share for the fourth quarter. This restatement does not affect previously reported third quarter total revenue and cash flow from operations or financial results for the full fiscal year. The Company also will report a material weakness in its financial controls relating to the forecasting, processing, and monitoring of sales commissions. As stated above, the Company has not concluded its review of this matter and further adjustments may be necessary.
The Company also expects that GAAP results for the fourth quarter will be adversely affected by an estimated $36 million in additional income taxes associated with the repatriation of cash from foreign subsidiaries. As stated above, the Company has not concluded its review of income taxes and related internal controls, and further adjustments may be necessary.
The Company also announced that it is postponing its June 8 Financial Analyst Day. A new date will be announced in the future.
“We are looking forward to meeting with financial analysts soon to share with them our progress in rebuilding CA,” Swainson said.
(1) Operating EPS is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP (loss) income from continuing operations to non-GAAP operating income is included in the tables following this press release.
(2) Adjusted cash flow from operations is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP cash flow from operations to non-GAAP adjusted cash flow from operations is included in the tables following this press release.

About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This press release includes financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in-process research and development charges, the government investigation and class settlement charges, restructuring and other charges, taxes associated with the repatriation of foreign cash, and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain tax payments or tax benefits that are not expected to occur in future periods. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures, which are attached to this press release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may encourage behavior not anticipated or intended as it is implemented; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; if we do not adequately manage and evolve our financial reporting and managerial systems and processes, including the successful implementation of our enterprise resource planning software, our ability to manage and grow our business may be harmed; and the other factors described in CA’s Annual Report on Form 10-K/A for the year ended March 31, 2005, and any amendment thereto, and in its most recent quarterly reports filed with the SEC. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
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Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Olivia Bellingham
	Public Relations	Investor Relations
	(212) 415-6914	(631) 342-4687
	daniel.kaferle@ca.com	olivia.bellingham@ca.com

Table 1
CA, Inc.
Reconciliation of Projected GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ending	Fiscal Year Ending
	March 31, 2006	March 31, 2006
Projected revenue	$947	$3,776

Projected GAAP (LPS) / EPS from cont. ops.	($0.07)	$0.22

Non GAAP adjustments, net of taxes

Acquisition amortization	0.12	0.47
Acquisition IPR&D	0.00	0.02
Repatriation related taxes	0.06	0.00
Restructuring & other charges	0.03	0.09
Impact from convertible senior notes	0.00	0.01

Projected diluted operating EPS	$0.14	$0.81

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.

Table 2
CA, Inc.
Reconciliation of Projected GAAP Cash Flow from Operations to Adjusted Cash Flow from Operations
(in millions)
(unaudited)

	FY2005	FY2006
		Projected
Cash Flow from Operations	$1,527	$1,370

Benefit from Tax Law Change	(300)	—

Restitution Fund	75	150

Restructuring	25	22

Adjusted Cash Flow from Operations	$1,327	$1,542

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.